Exhibit 11.1

Consent of Independent Public Accounting Firm

We consent to the use, in the Annual Report on Form 1-K of XY Labs, Inc., a Delaware corporation, of our report dated April 28, 2023, on our audit of the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, statement of changes in stockholders’ equity/(deficit) and consolidated statement of cash flows for the years then ended, and the related notes to the consolidated financial statements.

/s/ PKF San Diego, LLP

San Diego, California

May 1, 2023